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                     Prospectus Supplement to Prospectus dated October 4, 2000
                     Registration No. 333-46658 Filed Pursuant to Rule 424(b)(3)

                       ILLINOIS SUPERCONDUCTOR CORPORATION

                                   SUPPLEMENT
                                       TO
                        PROSPECTUS DATED OCTOBER 4, 2000

         This is a Supplement to Illinois Superconductor Corporation's Prospectus, dated October 4, 2000 (the "Prospectus"), with respect to the offer and sale of up to 71,768,868 shares of Common Stock, including preferred stock purchase rights, of Illinois Superconductor Corporation. This Supplement amends and supplements certain information contained in the Prospectus. We encourage you to read this Supplement carefully.

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         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES
COMMISSIONER HAS APPROVED OR DISAPPROVED OF THE SHARES OF ILLINOIS
SUPERCONDUCTOR CORPORATION COMMON STOCK TO BE ISSUED UNDER THIS SUPPLEMENT AND THE PROSPECTUS OR DETERMINED IF THIS SUPPLEMENT OR THE PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

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                THE DATE OF THIS SUPPLEMENT IS FEBRUARY 23, 2001.

CURRENT REPORT ON FORM 8-K

         On February 22, 2001, we filed a Current Report on Form 8-K reporting that a settlement of previously disclosed shareholder litigation has been reached, which, subject to court approval, will result in our receiving $15 million, less legal fees and certain other expenses.

         We hereby incorporate by reference into this Supplement and the Prospectus our Current Report on Form 8-K filed February 22, 2001.

         A copy of our Current Report on Form 8-K filed February 22, 2001 is being provided to you along with this Supplement.

         Information about documents that have been incorporated by reference into the Prospectus is included in the section of the Prospectus captioned "Where You Can Find More Information."